                                                                     EXHIBIT 4.4

                          CERTIFICATE OF DESIGNATIONS

                                       of

                       $3.125 CONVERTIBLE PREFERRED STOCK

                                       of

                          CABOT OIL & GAS CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                 CABOT OIL & GAS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 730,000 shares of Preferred Stock of the Corporation designated as "$3.125 Convertible Preferred Stock":

                 RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $.10 per share, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                       $3.125 CONVERTIBLE PREFERRED STOCK

                 1. Designation and Amount. There shall be a series of Preferred Stock designated as "$3.125 Convertible Preferred Stock", and the number of shares constituting such series shall be 730,000. Such series is referred to herein as the "Convertible Preferred Stock".

                 2. Stated Capital. The amount to be represented in stated capital at all times for each share of Convertible Preferred Stock shall be $50.

                 3. Rank. All shares of Convertible Preferred Stock shall rank prior to (i) all of the Corporation's Class A Common Stock, par value $.10 per share, and Class B Common Stock, par value $.10 per share (collectively, the "Common Stock"), now or hereafter issued and (ii) all of the Corporation's Series A Junior Participating Preferred Stock hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                 4. Dividends. The holders of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of $3.125 per annum per share, and no more, which shall be fully cumulative, shall accrue in all events without interest from the date of first issuance of any shares of Convertible Preferred Stock and shall be payable in cash quarterly in arrears on February 28, May 31, August 31 and November 30 of each year commencing the first such date after issuance of the Convertible Preferred Stock (except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in The City of New York, in Boston, Massachusetts or in Houston, Texas. Subject to the next paragraph of this Section 4, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

                 No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Convertible Preferred Stock (or rights to purchase Common Stock or any other such capital stock), shall be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends to the Convertible Preferred Stock (the "Junior Dividend Stock") unless and until all accrued and unpaid dividends on the Convertible Preferred Stock then due shall have been paid or declared and set apart for payment.

                 If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the Convertible Preferred Stock (the "Senior Dividend Stock") shall be in default, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock then due shall have been paid or declared and set apart for payment. No full dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Convertible Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

                 Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                 5. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock (the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Convertible Preferred Stock and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

                 6. Redemption at Option of the Corporation. The Corporation, at its option, may redeem in whole at any time, or (subject to Section 13) from time to time in part, the Convertible Preferred Stock on any date set by the Board of Directors, at the following cash redemption prices per share if redeemed during the twelve-month period beginning May 31 of the year specified below:

                                                  REDEMPTION                                             REDEMPTION
                          YEAR                       PRICE                     YEAR                         PRICE
                          ----                  ---------------                ----                   ----------------
                          1993                   $  55.00                      1998                      $  52.50
                          1994                      54.50                      1999                         52.00
                          1995                      54.00                      2000                         51.50
                          1996                      53.50                      2001                         51.00
                          1997                      53.00                      2002                         50.50

and thereafter at $50.00 per share, plus, in each case, an amount in cash equal to all dividends on the Convertible Preferred Stock accrued and unpaid thereon, whether or not declared, pro rata to the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price"; provided, however, that shares of Convertible Preferred Stock may not be redeemed prior to May 31, 1997 unless the closing price per share of the Common Stock (determined as set forth in Section 7(c)(iv)) shall have equalled or exceeded 130% of the then-effective conversion price for 20 of any 30 consecutive trading days ending within 10 days prior to the mailing of the notice of redemption to the holders of Convertible Preferred Stock.

                 In case of the redemption of less than all of the then outstanding Convertible Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata (as nearly as may be). Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Convertible Preferred Stock then outstanding shall have been paid for all past dividend periods.

                 Not more than 60 nor less than 20 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Convertible Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Convertible Preferred Stock, that on and after the redemption date, dividends will cease to accumulate on such shares, the then-effective conversion price pursuant to
Section 7 and that the right of holders to convert shall terminate at the close of business on the fifth business day prior to the redemption date.

                 Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Convertible Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares properly called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

                 The shares of Convertible Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

                 7.       Conversion Privilege.

                 (a) Right of Conversion. Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the fifth business day prior to date fixed for redemption of such share as herein provided, into the number of fully paid and nonassessable shares of Common Stock equal to $50 divided by the conversion price (as defined in Section 7(c)) in effect from time to time.

                 For the purpose of this Section 7, the term "Common Stock" shall initially mean the class designated as Class A Common Stock, par value $.10 per share, of the Corporation, as of January 31, 1993, subject to adjustment as hereinafter provided.

                 (b) Conversion Procedures. Any holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Convertible Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

                 Upon the conversion of any shares of Convertible Preferred Stock, the Corporation shall pay the holder surrendering such shares cash in an amount equal to any accrued but unpaid dividends to the date of conversion on such shares of Convertible Preferred Stock; provided, however, that if such date of conversion is after a record date for a dividend on the Convertible Preferred Stock, such dividend shall be payable to the holder of record of such shares on such record date and not pursuant to this sentence.

                 The Corporation will, as soon as practicable (but in no event later than ten business days) after such deposit of certificates for Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Convertible Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Convertible Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion price in effect on such date.

                 (c) Conversion Price. The conversion price for determining the number of shares of Common stock deliverable upon conversion (the "conversion price") shall initially be $21.00 per share of Common Stock. The conversion price shall be subject to adjustment from time to time as follows:

                 (i) In case the Corporation shall (1) pay a dividend or make a distribution on its Common Stock that is paid or made (A) in other shares of stock of the Corporation or (B) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, then in each such case the conversion price in effect immediately prior thereto and the securities issuable shall be adjusted retroactively as provided below so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation and other shares and rights to purchase stock or other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Convertible Preferred Stock been converted immediately prior to the happening of such event. In the event of the redemption of any shares or rights referred to clause (1), such holder shall have the right to receive, in lieu of any such shares or rights, any cash, property or securities paid in respect of such redemption; provided, however, that if the value of such cash, property or securities is less than $.10 per share of Common Stock, such holder shall not be entitled to such cash, property or securities. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                 (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion price shall be readjusted to the conversion price which would have been in effect had the denominator and the numerator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

                 (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, cash (excluding regular quarterly cash dividends in a per share amount (appropriately adjusted for stock splits and stock dividends) not in excess of 200% of the amount most recently paid ("Regular Cash Dividends")), other assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (i) and (ii) above), then in each such case the conversion price shall be adjusted retroactively so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the current market price per share (determined as provided below) of the Common Stock on the date fixed for such determination and the numerator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors in good faith, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                 (iv) For the purpose of any computation under subparagraphs (ii) and (iii), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing with the 45th trading day before the day in question. The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Corporation in good faith. "Trading day" shall mean a day on which the national securities exchange or the NASDAQ National Market System used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

                 (v) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that the Corporation may make any such adjustment at its election; and provided, further, that any adjustments which by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                 (vi) Whenever the conversion price is adjusted as provided in any provision of this Section 7:

                          (1) the Corporation shall compute the adjusted conversion price in accordance with this Section 7 and shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent of the Convertible Preferred Stock; and

                          (2) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of Convertible Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

                 (vii) In the event that at any time, as a result of any adjustment made pursuant to this Section 7, the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this
         Section 7 with respect to the Common Stock.

                 (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If more than one certificate representing shares of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Convertible Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the closing price per share of Common Stock (determined in accordance with subparagraph (c)(iv)) at the close of business on the day of conversion.

                 (e) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible hereunder, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of Convertible Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange assuming such holder of Common Stock of the Corporation (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation, to which such sale or transfer was made or a party to such share exchange, as the case may be ("constituent person"), or an affiliate of a constituent person and
(ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange (provided that if the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange is not the same for each share of Common Stock of the Corporation held immediately prior to such consolidation, merger, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Corporation, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                 (f) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding shares of Convertible Preferred Stock.

                 If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

                 The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 Before taking any action which would cause an adjustment reducing the conversion price to less than the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion price as so adjusted.

                 (g)      Prior Notice of Certain Events.  In case:

                 (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) Regular Cash Dividends or (2) declare or authorize a redemption or repurchase of in excess of 20% of the then-outstanding shares of Common Stock; or

                 (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph (c)(i)(1)(B) of this Section 7); or

                 (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                 (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

                 (h) Other Changes in Conversion Price. The Corporation from time to time may reduce the conversion price by any amount for any period of time. Whenever the conversion price is so reduced, the Corporation shall mail to holders of record of the Convertible Preferred Stock a notice of the reduction at least 10 days before the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

                 The Corporation may make such reductions in the conversion price, in addition to those required or allowed by this Section 7, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

                 8. Conversion at Option of Corporation. The Corporation, at its option, may cause the Convertible Preferred Stock to be converted into Common Stock in whole at any time, or (subject to Section 13) from time to time in part, if at the time the Corporation exercises such right
(i) the Corporation would have the right under the terms of Section 6 to redeem the Convertible Preferred Stock and (ii) the closing price per share of the Common Stock (determined as set forth in Section 7(c)(iv)) shall have equalled or exceeded the then- effective conversion price for 20 consecutive trading days ending within 10 days prior to the mailing of the notice of forced conversion to the holders of Convertible Preferred Stock. Any shares of Convertible Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to Section 7 on the date of such forced conversion (unless previously converted at the option of the holder).

                 In case of the forced conversion of less than all of the then outstanding Convertible Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be converted, or shall effect such conversion pro rata.

                 Not more than 60 nor less than 20 days prior to the date of any such forced conversion, notice by first class mail, postage prepaid, shall be given to the holders of record of the Convertible Preferred Stock to be converted, addressed to such stockholders at their last addresses as shown on the books of the Corporation. Each such notice shall specify the date fixed for conversion, the place or places for surrender of shares of Convertible Preferred Stock, that on and after the date fixed for such forced conversion, dividends will cease to accumulate on such shares and the then-effective conversion rate pursuant to Section 7.

                 Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Convertible Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of any shares designated for conversion shall not affect the validity of the proceedings for the conversion of any other shares of Convertible Preferred Stock. On or after the date fixed for conversion as stated in such notice, each holder of shares called to be converted shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice for conversion. If less than all the shares represented by any such surrendered certificate are converted, a new certificate shall be issued representing the unconverted shares. Notwithstanding that the certificates evidencing any shares properly called for conversion shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for conversion, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for conversion (except the right of the holders to convert such shares upon surrender of their certificates therefor) shall terminate.

                 9.       Voting Rights.

                          (a)     General.  The holders of Convertible
Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of Convertible Preferred Stock will have one vote for each share held.

                          (b)     Default Voting Rights.  Whenever dividends on
the Convertible Preferred Stock or any other class or series of Parity Dividend Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by one, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such additional director of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Convertible Preferred Stock to vote for such additional director shall terminate when all accrued and unpaid dividends on the Convertible Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Convertible Preferred Stock and such Parity Dividend Stock to vote for such additional director.

                 The foregoing right of the holders of the Convertible Preferred Stock with respect to the election of one director may be exercised at any annual meeting of stockholders or, at any special meeting of stockholders held for such purpose. If the right to elect a director shall have accrued to the holders of the Convertible Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of the Convertible Preferred Stock then outstanding, call a special meeting of the holders of the Convertible Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

                 The holders of the Convertible Preferred Stock and any Parity Dividend Stock referred to above voting as a class shall have the right to remove without cause at any time and replace any director such holders have elected pursuant to this Section 9.

                 (c) Class Voting Rights. So long as the Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of a majority of all outstanding Convertible Preferred Stock voting separately as a class, (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock, or (ii) authorize or issue any additional Convertible Preferred Stock or any Senior Dividend Stock. A class vote on the part of the Convertible Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

                 10. Outstanding Shares. Except as set forth in the next sentence, for purposes of this Certificate of Designations, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Convertible Preferred Stock that have been so called for redemption under
Section 6 if funds necessary for the redemption of such shares are available and have been deposited in trust with a bank having a combined capital and surplus in excess of $50,000,000, as trustee, for the benefit of the holders of such shares to be redeemed for payment of the relevant redemption price; (ii) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock; (iii) from the date fixed for conversion pursuant to Section 8 hereof, all shares of Convertible Preferred Stock that have been so called for conversion; and (iv) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation. For purposes of voting or consenting with respect to any action, (i) shares called for redemption pursuant to Section 6 shall not be treated as outstanding from and after the date of any such deposit of the funds for redemption and (ii) shares called for conversion pursuant to Section 8 shall not be treated as outstanding from and after the date of notice of such call for conversion.

                 11. Status of Acquired Shares. Shares of Convertible Preferred Stock redeemed by the Corporation, received upon conversion pursuant to Section 7 or 9 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Convertible Preferred Stock.

                 12. Preemptive Rights. The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                 13. Partial Redemption or Forced Conversion. The Corporation may not exercise its right of redemption under Section 6 or its right of conversion at the option of the Corporation under Section 8 with respect to less than all outstanding shares of Convertible Preferred Stock (but may exercise such rights with respect to all outstanding shares of Convertible Preferred Stock) prior to the first day six months after the first day on which there is no holder that holds at least one-third the number of shares of Convertible Preferred Stock originally issued. For this purpose, the initial holder and all affiliates of the initial holder shall be deemed one holder.

                 14. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                 15. Notices. If at the time of the giving of any notice provided for in Sections 6 or 8 there shall be fewer than ten holders of record of the Convertible Preferred Stock, then such notice shall be given by registered first class mail, postage prepaid, return receipt requested. Any notice shall be given in such manner to the initial holder of the Convertible Preferred Stock so long as it remains a holder of record of any Convertible Preferred Stock.

                 IN WITNESS WHEREOF, Cabot Oil and Gas Corporation has caused this certificate to be signed by the undersigned officer, and its corporate seal to be hereunto affixed and attested, this 30th day of April, 1993.

                                                   CABOT OIL & GAS CORPORATION



                                                   By:  John H. Lollar
                                                        President


Attest:


Lisa A. Machesney
Secretary